GLOBALOPTIONS GROUP, INC.

415 Madison Avenue 17th Floor

New York, NY 10017

March 26, 2012

Harvey W. Schiller, Chairman & CEO

GlobalOptions Group, Inc.

415 Madison Avenue

17th Floor

New York, NY 10017

Re:	Your Employment Agreement dated January 29, 2004, Assignment dated June 2005, amendment December 19, 2006 (the “December 19, 2006 Amendment”), the amendment August 13, 2009, the amendment May 12, 2010, the amendment dated December 2010, and the amendment dated December 14, 2011 (collectively the “Agreement” capitalized terms used herein without definitions have the meanings specified in the Agreement)

Dear Harvey:

This letter is to modify the Agreement, effective as of the date written above. Accordingly, the following modification is made to the Agreement:

1.          The parties hereby acknowledge that the current term of your employment was extended to July 31, 2012, and due to the continued requirements of the Company for your time as Chairman and Chief Executive Officer, Section 1 of the Agreement, subject to earlier termination or amendments as contemplated therein, shall be amended to replace the words “July 31, 2012” to “December 31, 2012.”

2.          For purposes clarity, the term of December 31, 2012 will not be automatically extended for an additional one year period and the parties may amend this Employment agreement prior to the end of the term as they shall mutually agree in writing.

3.          Section 2(a) shall be amended effective March 1, 2012 by replacing $150,000 Base Salary with $180,000 Base Salary. For the sake of clarity, given the increased time that you will commit to the performance of your services, you shall be eligible for all Company benefits in accordance with Section 5 of the Agreement, including, without limitation, its health plans.

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4.          Section 2(b) shall be amended and restated as follows:

“(b) In addition to the Base Salary and Benefits, as an inducement for the Employee to remain in the employ of the Company, the Employee shall be eligible for a one hundred twenty five thousand (125,000) stock options with a strike price of $3.05 per share (such price being no less than the “fair market value” for purposes of Section 409A of the Code (as defined below)), vesting six months from the date hereof with a five year term. Provided however, if termination of employment occurs without cause prior to the vesting period, all options shall vest upon the termination date. The Company will permit cashless exercise of the stock options for the Employee. If the Company enters into an acquisition or merger with an operating company (a “Sale”) during the term or extension of this Agreement, and upon the closing of such acquisition or merger (the “Closing Date”), your employment and the term of this Agreement shall terminate on the Closing Date, and the Employee shall receive a severance payment equal to twelve (12) months Base Salary plus all Benefits under Section 5 and office space with an administrative assistance (equivalent to $2,500 per month for an office and administrative assistance), with all cash payments for said twelve-month period to be paid in a lump sum within thirty (30) days of termination. Notwithstanding anything contained in this Agreement, upon a termination of employment without Cause or for Good Reason (which Good Reason shall not include the Change of Control that may occur prior to March 31, 2012) or as a result of death or Disability prior to the end of the term or any extension thereto, the Employee shall receive the salary, Benefits and office space with an administrative assistant through the end of the term. Notwithstanding the foregoing, in the event that your employment is terminated without Cause or Good Reason and a Sale is consummated within the later of six months of the date of termination or the end of the term, the Employee shall be entitled to the enhanced severance as described above.”

5.          For the sake of clarity, the obligations under Sections 14 and 15 of the Agreement shall end on the last day of the term.

6.          Section 18 is amended and restated as follows:

“Professional Fees. The Company agrees to pay you in one lump sum personal accounting and legal fees relating to, and upon the execution of, this letter amendment up to a maximum of $5,000.00 on an after tax basis.”

7.          In the event that it is ultimately determined that the payment of the amounts held in the rabbi trust or hereunder were made in violation of Section 409A of the Code, the Company shall pay or fully indemnify the Employee for all costs associated with such determination, including without limitation, any additional tax, interest or legal fees.

8.          Except as hereby amended, the Agreement and all of its terms and conditions shall remain in full force and effect and are hereby confirmed and ratified. All references to the Agreement shall be deemed references to the Agreement as amended and clarified hereby. This letter amendment shall be governed and construed under the laws of the State of New York.

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Please sign below to acknowledge your agreement to and acceptance of this amendment to the Agreement.

Sincerely,

/s/ John Oswald
John Oswald
Chairman – Compensation Committee

Agreed to:

/s/ Harvey Schiller
Harvey Schiller

Date: March 26, 2012

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